Exhibit 4.28
Shanghai Real Estate Sales (Group) Co., Ltd.
and
Shanghai CRIC Information Technology Co., Ltd.
and
Shanghai Tian Zhuo Advertising Co., Ltd.

Cooperation Agreement

Dated August 31, 2009

Cooperation Agreement
This Cooperation Agreement (this “Agreement”) is entered into on August 31, 2009 by and between the following parties:
1	Shanghai Real Estate Sales (Group) Co., Ltd. (“E-House Shanghai”)
Registered Address: Room 308, Building 1, No. 1376 Jiangdong Road, Pudong New District, Shanghai
2	Shanghai CRIC Information Technology Co., Ltd. (“Shanghai CRIC”)
Registered Address: Room 308, Building A, Science and Technology Building, No.149 Yanchang Road, Zhabei District, Shanghai
3	Shanghai Tian Zhuo Advertising Co., Ltd. (“Tian Zhuo Advertising”)
Registered Address: Room 201, Building 2, No. 38 Haiguang Road, Shanyang Town, Jinshan District, Shanghai
(In this Agreement, the above parties are referred to individually as a “Party” and collectively as the “Parties”.)
WHEREAS:
1.	E-House Shanghai is a limited liability company registered, established and legally existing in Shanghai, the PRC. E-House Shanghai and its Affiliates (as defined below) are engaged in the business of primary real estate agency services.

2.	Shanghai CRIC is a limited liability company registered, established and legally existing in Shanghai, the PRC. Shanghai CRIC and its Affiliates are engaged in research, development and operation of real estate information technology systems, real estate information services and related consulting services.

3.	Tian Zhuo Advertising is a limited liability company registered, established and legally existing in Shanghai, the PRC. Tian Zhuo Advertising and its Affiliates are engaged in the business of design, production, agency and dissemination of real estate advertisements.

4.	As the target customers group for the business of the Parties is similar and the same customer may simultaneously need various types of service to be provided by the Parties respectively, the Parties intend to cooperate with each other in their business activities in order to expand their respective business scale.
THEREFORE, through friendly negotiation, the Parties agree as follows:

Article 1 Definitions
Unless otherwise provided in this Agreement, the following terms in this Agreement shall have the meanings as defined below.
“CRIC” means China Real Estate Information Corporation, a company established under the laws of the Cayman Islands.
“CRIC Group” means CRIC and any entity controlled by CRIC, excluding any member of the E-House Group. “Control” means the ability to, directly or indirectly, direct the management and affairs of a person or an entity, whether through ownership of voting equity or shares, by contract or otherwise.
“E-House” means E-House (China) Holdings Limited, a company established under the laws of the Cayman Islands.
“E-House Group” means E-House and any entity controlled by E-House, excluding any member of the CRIC Group.
“Affiliate” of E-House Shanghai means an entity established in the PRC under the PRC laws which controls, is controlled by, or is under common control with E-House Shanghai, and which is engaged in the business of primary real estate agency services, excluding any entity controlled by CRIC; “Affiliate” of Shanghai CRIC means an entity established in the PRC under the PRC laws which controls, is controlled by, or is under CRIC’s common control with Shanghai CRIC, and which is engaged in real estate information services and related consulting services; and “Affiliate” of Tian Zhuo Advertising means an entity established in the PRC under the PRC laws which controls, is controlled by, or is under CRIC’s common control with Tian Zhuo Advertising, and which is engaged in advertising business such as design, production, agency and/or dissemination regarding real estate advertisements.
“Principal Business” of E-House Shanghai and its Affiliates refers to the business of primary real estate agency services; “Principal Business” of Shanghai CRIC and its Affiliates refers to the business of real estate information services and related consulting services; and “Principal Business” of Tian Zhuo Advertising and its Affiliates refers to advertising business such as design, production, agency and/or dissemination regarding real estate advertisements.
“Contact Person” means the contact person of each Party and its Affiliates as designated by such Party to the other Parties to receive the Demand Notice sent by the other Parties pursuant to this Agreement.
“PRC” means the People’s Republic of China, for purposes of this Agreement only,

excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
Article 2 Share of Demands Information
2.1	During the Agreement Term (as defined below), if any Party or any of its Affiliates (the “Notifying Party”) is aware, in its business operation or otherwise, that its customers, suppliers or other business partners (including the current and potential ones, collectively referred to as the “Demanding Party”) have or may have any demand for the products and/or services of the Principal Business of any other Party or its Affiliates (the “Demand”), the Notifying Party agrees to notify the Contact Person of such other Party or its Affiliates (the “Notified Party”) in writing of such Demand as soon as possible (the “Demand Notice”), to the extent not in violation of any applicable law and the confidentiality obligations under any contract binding upon the Notifying Party.

2.2	A Demand Notice shall at least include the name and contact information of the Demanding Party, and a brief description of the Demand, to the extent not in violation of any applicable law and the confidentiality obligations under any contract binding upon the Notifying Party.

2.3	The Notified Party may request the Notifying Party to provide more detailed information of the Demand described in the Demand Notice after its receipt of the Demand Notice from the Notifying Party. The Notifying Party agrees to inform the Notified Party of the information related to such Demand as required by the Notified Party and to the best knowledge of the Notifying Party, to the extent not in violation of any applicable law and the confidentiality obligations under any contract binding upon the Notifying Party.
Article 3 Cooperation in Developing Customers
3.1	Upon its receipt of the Demand Notice from the Notifying Party, the Notified Party may request the Notifying Party to refer to the Demanding Party the products and/or services of the Principal Business of the Notified Party. The Notifying Party agrees to refer to the Demanding Party the products and/or services of the Principal Business of the Notified Party, to the extent it deems commercially reasonable and feasible and in the manner it deems appropriate. For the purpose of the foregoing referral, at the request of the Notifying Party, the Notified Party agrees to, as soon as possible, provide the Notifying Party with the marketing and promotion materials of its products and/or services and other documents and materials as reasonably required by the Notifying Party.

3.2	For any communication and negotiation between the Notifying Party and/or the Notified Party and the Demanding Party, the Parties agree as follows.
(1)	Each of the Notifying Party and the Notified Party may choose to communicate and negotiate with the Demanding Party individually or jointly with the other Party, provided that if joint communication or negotiation with the Demanding Party is more favorable to promote the common interest of the Notifying Party and the Notified Party, the Notifying Party and the Notified Party agree to cooperate, to the extent commercially reasonable and feasible, with each other to communicate and negotiate with the Demanding Party jointly.

(2)	The Notified Party may request to the Notifying Party for participating in the communication and negotiation between the Notifying Party and the Demanding Party, in order to pitch the Demanding Party to be a customer of the Principal Business of the Notified Party. The Notifying Party agrees, to the extent it deems commercially reasonable and feasible and in the manner it deems appropriate, to allow and to use commercially reasonable efforts to procure the Notified Party’s participation in such communication and negotiation between the Notifying Party and the Demanding Party.

(3)	The Notifying Party may also request the Notified Party to participate in the communication and negotiation between the Notifying Party and the Demanding Party. The Notified Party agrees, to the extent it deems commercially reasonable and feasible and in the manner it deems appropriate, to participate in such communication and negotiation between the Notifying Party and the Demanding Party.
3.3	For the agreement reached by the Notifying Parity and/or the Notified Party with the Demanding Party after communication and consultation, the Parties agree as follows.
(1)	Subject to agreement by the Demanding Party, each of the Notifying Party and the Notified Party may choose to, individually or jointly with the other Party, execute legally binding business contracts, agreements or other written documents (the “Business Agreements”) with the Demanding Party, provided that if the Notifying Party and the Notified Party both deem it more favorable to jointly execute the Business Agreements with the Demanding Party in order to promote the common interest of the Notifying Party and the Notified Party, the Notifying Party and the Notified Party agree to jointly enter into the Business Agreements with the Demanding Party.

(2)	If the Notifying Party and the Notified Party jointly execute the Business Agreements with the Demanding Party, the Notifying Party and the Notified Party shall amicably consult with each other and agree on the allocation of the rights and obligations between the Parties based on the principle of fairness and with reference to the fair market price of the products and/or services provided thereby to the Demanding Party, and shall explicitly set forth such allocation of the rights and obligations between the Parties in the Business Agreements executed with the Demanding Party or the written documents separately executed by the Parties.
Article 4 Parties’ Agreements
4.1	None of the Parties shall charge any fees for its support or cooperation provided to the other Parties under this Agreement, unless otherwise provided in Clause (2) of Article 3.3 of this Agreement or otherwise agreed by the Parties in writing.

4.2	If any Affiliate of any Party to this Agreement shall be a Notifying Party, or a Notified Party (as the case may be) under this Agreement pursuant to the above provisions of this Agreement, such Party shall cause such Affiliate to perform the obligations of the Notifying Party or the Notified Party (as the case may be) in accordance with the terms and conditions of this Agreement.

4.3	Each Party undertakes to perform this Agreement in the manner in compliance with the PRC laws, including but not limited to, for the purpose of abiding by the requirements of the PRC laws, designating an Affiliate of such Party with the relevant business qualification to exercise the rights of such Party under this Agreement and to perform the obligations of such Party under this Agreement, and, when the Parties deem it necessary, causing the Affiliate of each Party hereto, which actually performs this Agreement, to execute further agreements.

4.4	The Parties agree that, their respective offshore holding companies, as listed companies, have the right to review the Parties’ performance of this Agreement (including the specific transactions conducted pursuant to this Agreement) from time to time in accordance with the listing rules, internal corporate governance guidelines and other regulatory requirements applicable thereto.
Article 5 Representations and Warranties
Each Party hereby represents and warrants to the other Parties that:

(1)	it is a limited liability company lawfully incorporated and validly existing under the PRC laws with an independent legal person status;

(2)	it has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may be an independent party to a lawsuit;

(3)	it has the full internal corporate power and authority to execute and deliver this Agreement and all other documents related to the transactions contemplated by this Agreement and to be executed thereby, and it has the full power and authority to consummate the transactions contemplated by this Agreement;

(4)	this Agreement is lawfully and duly executed and delivered by it, and shall constitute its legal and binding obligations and can be enforced against it in accordance with the terms of this Agreement; and

(5)	its execution, delivery and performance of this Agreement are not: (i) in violation of its articles of association or any other constitutional documents; (ii) in conflict with any agreement, contract or other document to which it is a party or which is binding upon its assets; or (iii) in violation of or in conflict with any applicable laws.
Article 6 Agreement Term
6.1	This Agreement shall come into effect upon the due execution of the Parties. Unless the Parties agree in writing to early terminate this Agreement or to extend the valid term of this Agreement, the valid term of this Agreement shall end on the earlier of (i) the first date upon which the E-House Group ceases to collectively own in the aggregate at least 20% of the voting power of the then outstanding securities of CRIC, or (ii) the first date upon which E-House, collectively with the other members of the E-House Group, ceases to be the largest beneficial owner of the then outstanding voting securities of CRIC (for the purpose of this item (ii), without considering holdings of CRIC’s securities by institutional investors that have acquired CRIC’s securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing the control of CRIC) (the “Agreement Term”).

6.2	Each Party shall complete the approval and registration procedures for extension of business period within three (3) months prior to the expiration of its respective business period, in order to enable the Agreement Term to continue.

6.3	The Parties shall still abide by the obligations provided under Article 7 of this

Agreement within one (1) year after the termination of this Agreement.
Article 7 Confidentiality
7.1	Regardless of whether this Agreement is terminated or not, each Party shall keep strictly confidential all the business secrets, proprietary information, customer information and all other information of a confidential nature about the other Parties known by it during the execution and performance of this Agreement (the “Confidential Information”). Unless a prior written consent is obtained from the Party disclosing the Confidential Information (the “Disclosing Party”) or it must be disclosed to third parties as required by the relevant laws and regulations or the requirements of the place where any Party’s Affiliate is listed, the Party receiving the Confidential Information (the “Receiving Party”) shall not disclose to any third party any Confidential Information. The Receiving Party shall not use any Confidential Information other than for the purpose of performing this Agreement.

7.2	The following information shall not be deemed a part of the Confidential Information:
(a)	any information that has been lawfully acquired by the Party receiving such information before, as demonstrated by written evidence;

(b)	any information entering the public domain not attributable to the fault of the Party receiving the information; and

(c)	any information lawfully acquired by the Party receiving the information through other sources after its receipt of such information.
7.3	For purpose of performing this Agreement, the Receiving Party may disclose the Confidential Information to its relevant employees, agents or professionals retained by it. However, the Receiving Party shall ensure that the aforesaid persons comply with the relevant terms and conditions of this Article 7. In addition, the Receiving Party shall be responsible for any liability incurred as a result of such persons’ breach of the relevant terms and conditions of this Article 7.

7.4	Each Party shall ensure its Affiliates comply with this Article 7, and shall assume liability for breach of contract due to such Affiliate’s breach of the provisions of this Article 7, as if such Party breached such provisions..
Article 8 Notices
8.1	All notices, requests, demands and other correspondences required by this

Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Party.

8.2	If any of the above notices or other correspondences is transmitted by facsimile or telex, it shall be treated as delivered immediately upon transmission; if delivered in person, it shall be treated as delivered at the time of delivery; if posted by mail, it shall be treated as delivered five (5) days after posting.

8.3	Notwithstanding the above provision of this Article 8, the Demand Notice to be sent by a Party or its Affiliates to any other Party or its Affiliates shall be delivered by facsimile or telex to the following Contact Persons designated by the Parties.

Shanghai Real Estate Sales (Group) Co., Ltd. and its Affiliates: Name of the Contact Person: Qiuyan Zou Telephone Number: 021-61330739 Facsimile: 021-61330707 Email: zouqiuyan@ehousechina.com

Shanghai CRIC Information Technology Co., Ltd. and its Affiliates: Name of the Contact Person: Xin Luo Telephone Number: 021-60868005 Facsimile: Email: sandyl_1299@ehousechina.com

Shanghai Tian Zhuo Advertising Co., Ltd. and its Affiliates: Name of the Contact Person: Yan Dai Telephone Number: 021-61330950 Facsimile: Email: amanda_dy333@hotmail.com

Each Party has the right to change the Contact Person designated by it or his/her contact information from time to time by giving a written notice to the other Parties.
Article 9 Defaulting Liability
9.1	The Parties agree and confirm that, if any Party (the “Defaulting Party”) substantially breaches any provision of this Agreement, or substantially fails to perform or delays performance of any of the obligations under this Agreement, such violation, failure or delay shall constitute a default under this Agreement. The non-defaulting Party (the “Non-Defaulting Party”) shall have the right to request the Defaulting Party to rectify or take remedial actions within a reasonable period. If the Defaulting Party fails to rectify or take remedial actions within such reasonable period or within fifteen (15) days after the Non-Defaulting Party notifies the Defaulting Party in writing requiring rectification, then the Non-Defaulting Party is entitled to decide at its own discretion to:
(i)	terminate this Agreement to the extent between the Defaulting Party and it, and require the Defaulting Party to indemnify it against all its losses so incurred; or

(ii)	require the Defaulting Party to perform its obligations under this Agreement and indemnify it against all its losses.
9.2	If any Non-Defaulting Party terminates this Agreement to the extent between the Defaulting Party and it in accordance with Article 9.1 of this Agreement, the effect of this Agreement between such Non-Defaulting Party or such Defaulting Party and the Party other than such Non-Defaulting Party and such Defaulting Party shall not be affected.

9.3	Notwithstanding other provisions of this Agreement, the effect of this Article 9 shall not be affected by the termination of this Agreement.
Article 10 Force Majeure
If the performance by one Party of this Agreement is directly affected or if one Party cannot perform this Agreement in accordance with the agreed conditions due to any unforeseeable force majeure event or a force majeure event whose consequences cannot be prevented or avoided, including earthquakes, typhoons, floods, fires, wars, computer viruses, design loopholes in software tools, hacker attacks on the Internet, changes to policies or laws, etc, the affected Party shall immediately give a notice by fax to the other Parties and shall within fifteen (15) days provide the other Parties with supporting documents issued by the relevant government authorities describing the details of the force majeure event and the reason why this Agreement cannot be performed or why the performance needs to be postponed. If the force majeure event lasts more than thirty (30) days, the Parties hereto shall negotiate amicably and as soon as possible determine whether or not part of this Agreement shall be released from performance or whether or not the performance of this Agreement shall be postponed, depending on the degree of impact of this force majeure event on the performance of this Agreement. Each Party shall not be held liable for any economic losses of the other Parties caused by such Party’s failure to perform this Agreement completely due to a force majeure event.
Article 11 Miscellaneous

11.1	This Agreement is written in Chinese in three (3) originals. Each Party of this Agreement shall hold one (1) original.

11.2	The execution, effectiveness, performance, revision, interpretation and termination of this Agreement shall be governed by the laws of the People’s Republic of China.

11.3	Any dispute arising out of and in connection with this Agreement shall be resolved through consultations among the Parties. In case the Parties fail to reach agreement within thirty (30) days after the dispute arises, such dispute shall be submitted to Shanghai Sub-Commission of China International Economic and Trade Arbitration Commission for arbitration in Shanghai in accordance with such Commission’s then-effective arbitration rules, and the arbitration award shall be final and binding on the Parties.

11.4	None of the rights, powers or remedies granted to each Party by any provision of this Agreement shall preclude any other rights, powers or remedies that such Party is entitled to under the laws and under any other provisions of this Agreement, and the exercising by one Party of any of its rights, powers and remedies shall not exclude such Party from exercising any of its other rights, powers and remedies..

11.5	No failure or delay by a Party in exercising any rights, powers and remedies available to it hereunder or at law (the “Party’s Rights”) shall result in a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights shall exclude such Party from exercising such rights in any other way and exercising the other Party’s Rights.

11.6	Each provision contained herein shall be severable and independent from each of the other provisions. If any one or more provisions herein become(s) invalid, illegal or unenforceable at any time, the validity, legality and enforceability of the remaining provisions herein shall not be affected as a result thereof.

11.7	Any amendment or supplement hereto shall be made in writing and shall become effective only upon due execution by the Parties hereto.

11.8	Without the prior written consent of the other Parties, each Party shall not transfer any of its rights and/or obligations hereunder to any third party.

11.9	This Agreement shall be binding on the lawful successors of the Parties.

11.10	The headings herein are used for ease of reference only, and in no event shall such headings be used for or affect the interpretation of the provisions hereof.

11.11	Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement. Each Party shall be responsible for all taxes payable by it under applicable laws incurred from the execution, performance and consummation of transactions as contemplated hereby.
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[EXECUTION PAGE]
IN WITNESS WHEREOF, this Cooperation Agreement is executed by the following Parties as of the date first written above.

Shanghai Real Estate Sales (Group) Co., Ltd. (Seal)
Signature:
Name:
Title:

Shanghai CRIC Information Technology Co., Ltd. (Seal)
Signature:
Name:
Title:

Shanghai Tian Zhuo Advertising Co., Ltd. (Seal)
Signature:
Name:
Title: